Exhibit 991

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660

ROYAL GOLD ACQUIRES THE GOLD HILL ROYALTY
FROM NEVADA STAR RESOURCE CORP.

          DENVER, COLORADO.  OCTOBER 26, 2006:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced an agreement to purchase a sliding-scale net smelter return (“NSR”) royalty from Nevada Star Resource Corp. (“Nevada Star”) on the Gold Hill deposit for $3.3 million.  The Gold Hill deposit, located just north of the Round Mountain gold mine in Nye County, Nevada, is controlled by Round Mountain Gold Corporation (“RMGC”), a joint venture between Kinross Gold, the operator, and Barrick Gold Corporation (“Barrick”).  The closing of the acquisition is subject to customary conditions and is anticipated to occur in November.

          The sliding-scale NSR royalty on the Gold Hill deposit will pay 2.0% when the price of gold is above $350 per ounce and 1.0% when the price of gold falls to $350 per ounce or below.   The royalty will be effectively capped at $10.0 million as Round Mountain has the right, at any time, to purchase the royalty interest on the Gold Hill deposit for $10.0 million, less any royalty payments received by Nevada Star and Royal Gold prior to the purchase option being exercised.  The royalty is also subject to a minimum royalty payment of $100,000 per year.  To date, approximately $375,000 in advanced minimum royalty payments has been made to Nevada Star by RMGC.

          Tony Jensen, Royal Gold’s President and Chief Executive Officer, commented, “We are pleased to acquire this royalty position that is located near the prolific Round Mountain mine, which is the fourth largest gold mine in Nevada.  This new acquisition will complement our existing portfolio and brings us another royalty in Nevada.  We already have established a working relationship with Barrick, due to our other Nevada royalty positions, and are now pleased to be associated with Kinross Gold, another highly-skilled operator.”

          The RMGC is currently conducting an Environmental Impact Statement for the expansion of the existing Round Mountain pit, which includes the Gold Hill deposit.  Once permitting is completed and equipment from the Round Mountain pit expansion becomes available, production is expected to commence at Gold Hill.  Although RMGC’s Gold Hill reserves are not separately detailed in their publicly available financial reports, Barrick stated in its September 2006 Nevada Mine Tour presentation titled “Barrick in Nevada,” posted on their web site, that as of December 31, 2005, there were 375,000 contained ounces in reserves that represent their 50% share of the project.

          Nevada Star is a mineral exploration company based in Washington and traded on the Toronto Venture Exchange and the Over-The-Counter Bulletin Board.

          Barrick is the world’s leading gold mining company whose shares are traded on the Toronto, New York, London and Swiss stock exchanges.

          Kinross, a world-class gold company based in Canada, has become the fourth largest primary gold producer in North America since 1993 and the eighth largest in the world.  Kinross’ shares are traded on the Toronto and New York stock exchanges.

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding the timing of closing, the completion of an Environmental Impact Statement, permitting, equipment availability, and proven and probable reserves.  Factors that could cause actual results to differ materially from projections include, among others, satisfaction of conditions to closing, regulatory review process, possible appeals, and timing of final issuance of permits, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.